As filed with the Securities and Exchange Commission on May 14, 2021

Registration Nos. 333-33577
333-109315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________
FORM S-8
POST-EFFECTIVE AMENDMENT NO.1 TO:

Form S-8 Registration Statement No. 333-33577
Form S-8 Registration Statement No. 333-109315

UNDER THE SECURITIES ACT OF 1933
________________
SLM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2013874 (I.R.S. Employer Identification No.)
300 Continental Drive, Newark, Delaware (Address of Principal Executive Offices)	19713 (Zip Code)
______________
Sallie Mae Employees’ Thrift & Savings Plan
Sallie Mae 401(k) Savings Plan
Pioneer Credit Recovery, Inc. 401(k) Plan
General Revenue Corporation 401(k) and Profit Sharing Plan

(Full Title of Plans)
______________
Nicolas Jafarieh
Senior Vice President and Chief Legal, Government Affairs & Communications Officer
SLM Corporation
300 Continental Drive
Newark, Delaware 19713
(302) 451-0200
(Telephone number, including area code, of agent for service)
______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 for each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by SLM Corporation (“SLM” or the “Registrant”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of SLM common stock, par value $0.20 per share (the “Shares”), together with any and all plan interests, registered but unsold as of the date hereof thereunder (note that the Share numbers or amounts reflecting Shares listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.	Registration Statement on Form S-8, File No. 333-33577, filed with the Securities and Exchange Commission (the “Commission”) on August 14, 1997, registering the offer and sale of 250,000 Shares issuable pursuant to the Sallie Mae Employees’ Thrift & Savings Plan, including plan interests registered thereunder.
2.	Registration Statement on Form S-8, File No. 333-109315, filed with the Commission on September 30, 2003, registering the offer and sale $85,000,000 worth of Shares pursuant to Sallie Mae 401(k) Savings Plan, Pioneer Credit Recovery, Inc. 401(k) Plan, and General Revenue Corporation 401(k) and Profit Sharing Plan.
SLM is no longer issuing securities under the plans covered by the Prior Registration Statements. This Post-Effective Amendment No. 1 to each of the Prior Registration Statements on Form S-8 is being filed in order to deregister all Shares and plan interests that were registered under the Prior Registration Statements and remain unissued under those plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (“the Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on May 14, 2021.

SLM CORPORATION

By:	/s/ Nicolas Jafarieh
Nicolas Jafarieh Senior Vice President and Chief Legal, Government Affairs & Communications Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act.